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                                                              EXHIBIT 1(A)(5)(b)

[logo] MetLife

Metropolitan Life Insurance Company
A Mutual Company Incorporated in New York State

Metropolitan Life Insurance Company will pay the amount of insurance and provide the other benefits of this policy according to its provisions.

Insured   SPECIMEN

Face Amount
of Insurance  $100.000 as of Feb. 11 1995

Policy Number 123 123 124 PR8

Plan  LIFE PAID-UP AT AGE 98


s/Joseph A. Reali                   s/ T. Athanassiades
Joseph A. Reali                     Ted Athanassiades
Vice-President and Secretary        President and Chief Operating Officer

Life 98 Policy

Life insurance payable when the insured dies.

Premiums payable for a stated period.

Annual dividends.

10-DAY RIGHT TO EXAMINE POLICY--PLEASE READ THIS POLICY. YOU MAY RETURN THIS POLICY TO METROPOLITAN OR TO THE SALES REPRESENTATIVE THROUGH WHOM YOU BOUGHT IT WITHIN 10 DAYS FROM THE DATE YOU RECEIVE IT. IF YOU RETURN IT WITHIN THE 10-DAY PERIOD, THE POLICY WILL BE VOID FROM THE BEGINNING. WE WILL REFUND ANY PREMIUM PAID.

See Table of Contents and Company address on last page.

READ THIS POLICY CAREFULLY. This policy is a legal contract between the policy owner and Metropolitan Life Insurance Company.
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UNDERSTANDING THIS POLICY

"You" and "Your" refer to the owner of this policy.

"We", "us" and "our" refer to Metropolitan Life Insurance Company.

The "insured" named on page 3 is the person at whose death the insurance proceeds will be payable.

The "Face Amount of Insurance" is shown on page 3.

Policy years and months are measured from the date of policy. For example, if the date of policy is May 5, 1990, the first policy year ends May 4, 1991.

To make this policy clear and easy to read, we have left out many cross-references and conditional statements. Therefore, the provisions of the policy must be read as a whole. For example, our payment of the insurance proceeds (see page 5) depends upon the payment of premiums (see page7). Otherwise, the provisions for non-payment of premiums will apply (see page 7).

To exercise your rights, you should follow the procedures stated in this policy. If you want to request a payment, change a beneficiary, change an address or request any other action by us, you should do so on the forms prepared for each purpose. You can get these forms from your sales representative or your local Metropolitan office.

PAYMENT WHEN INSURED DIES

When the insured dies, an amount of money, called the insurance proceeds, will be payable to the beneficiary. The insurance proceeds are the total of:

*the Face Amount of Insurance.

PLUS

*Any insurance on the insured's life which may be provided by riders to this policy.
*Any insurance bought with dividends.
*Any dividends left with us to earn interest.
Any dividend which we may credit at death.
Any part of a premium paid for coverage beyond the policy month in which the insured dies.

MINUS

*Any premium due (not more than one month's part of the premium).
*Any policy loan and loan interest.

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We will pay the insurance proceeds to the beneficiary after receipt of proof of death and a proper written claim.

PAYMENTS DURING INSURED'S LIFETIME

Dividends

Every year we determine an amount to be paid to our policyholders as dividends. We will determine the share, if any, for this policy and credit as a dividend at the end of the policy year. We do not expect that any dividend on ths policy will be paid until at least 2 years from its date.

You may choose to use dividends in any one of these ways:

1.   Paid-Up Additions--To buy more insurance on the insured's life.

2. Dividend Accumulations--To be left with us to earn interest at the rate we set from time to time.

3. Premium Payment--To be applied toward the payment of premiums. Any excess will be used to buy Paid-Up Additions.

4.   Cash--to be paid to you by check.

Your choice may be made on the application for your policy or in writing at a later date. If no choice has been made, we will provide paid-up additions unless you make a different choice within 3 months after a dividend is credited. If a dividend check has not been cashed within one year, a choice of paid-up additions will be deemed to have been made.

1-1-87                                 5                               AAAATA
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PAYMENTS DURING INSURED'S LIFETIME (CONTINUED)

CASH VALUE

Your policy has a cash value while the insured is alive. The cash value is the total of:

*the Guaranteed cash value, as defined below.

PLUS

*The cash value of any insurance bought with dividends.
*Any dividends left with us to earn interest.
*Any part of a premium paid for coverage beyond the policy month in which you surrender this policy.

MINUS

*Any policy loan and loan interest.

There are several ways you can use all or part of the cash value:

1.   Take a policy loan from us.

2.   Take the cash value of any insurance bought with dividends.

3.   Take any dividends left with us to earn interest.

4.   Surrender the policy to us for its full cash value.

GUARANTEED CASH VALUE

If all due premiums have been paid, the guaranteed cash value is as shown in the Table of Values on page 4.

The guaranteed cash value of any paid-up insurance or any extended term insurance is as described under "Computation of Values" on page 8.

POLICY LOAN

You can get cash from us by taking a policy loan. If there is an existing loan you can increase it. The most you can borrow is the cash value at the end of the current policy year less any unpaid premiums for that year and loan interest to the end of that year. A loan may not be taken if extended term insurance is in effect (see page 7).

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Loan interest is charged daily at the rate we set from time to time.  This rate will never be more than the maximum allowed by law and will not change more often than once a year on the anniversary of the date of policy.

The rate of interest we set for a policy year may not be more than the higher of:

(a) The Published Monthly Average for the calendar month ending 2 months before the start of the policy year; or

(b) The rate we use to compute the guaranteed cash value of this policy for the policy year, plus 1%.

The Published Monthly Average means:

(a) Moody's Corporate Bond Yield Average--Monthly Average Corporates, as published by Moody's Investors Service, Inc. or any successor to that service; or

(b) If that average is no longer published, a substantially similar average, established by regulation issued by the insurance supervisory official of the state in which this policy is delivered.

If the maximum limit for a policy year is at least 1/2% higher than the rate set for the prior policy year, we may increase the rate to no more than that
limit.   If the maximum limit for a policy year is at least  1/2% lower than the rate set for the prior policy year, we will reduce the rate to at least that limit.

When a loan is made, we will inform you of the initial rate applicable to that loan. We will mail you advance notice if there is to be an increase in the rate applicable to an existing loan.

Loan interest is due at the end of each policy year. Interest is not paid within 31 days after it is due will be added to the loan principal. It will be added as of the due date and will bear interest at the same rate as the rest of the loan principal.

LOAN REPAYMENT

You may repay all or part (but not less than $50) of a policy loan at any time while the insured is alive.

101-87                                 6                                AAAATC
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                 Payments During Insured's Lifetime (Continued)


POLICY TERMINATION
Your policy will end whenever the amount of your policy loan plus loan interest is more than the sum of

1. The guaranteed cash value.

2. The cash value of any insurance bought with dividends; and

3. Any dividends left with us to earn interest.

We will mail notice to you at least 31 days before termination. We will also mail notice to any assignee on our records. You can prevent termination by making sufficient repayment of the loan.

DEFERMENT

We may delay paying the cash value for up to 6 months from the date we received a request for payment. If we delay for 30 days or more, interest will be paid from the date we received the request at the rate we set from time to time. We also may delay making a policy loan, except for a loan to pay a premium, for up to 6 months from the date you request the loan.

                                    PREMIUMS

PREMIUM PAYMENT

The benefits of your policy depend on the payment of premiums when due.
Premiums are payable while the insured is alive, on or before their due dates as shown in the premium schedule on page 3. Premiums may be paid at our Home Office or any other office we designate or to your sales representative. A receipt signed by our President or Secretary and countersigned by the sales representative will be given for a premium paid to the sales representative.

You may change the frequency of payment with our approval.

You may ask us to pay premiums with a combination of yearly dividends, the cash value of any paid-up additions and/or any dividends accumulations. As long as these values are great enough, out-of-pocket premiums need not be paid to keep your policy in force.

GRACE PERIOD

After the first premium is paid, there will be a grace period of 31 days after each premium due date to pay the premium. If the insured dies during a grace period, the insurance proceeds will still be payable.

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AUTOMATIC POLICY LOAN

Each premium which remains unpaid at the end of a grace period will be paid with an automatic policy loan if:

1. You ask us to do so in the application for your policy or in writing while no premium is due and unpaid; and

2. Your policy has enough cash value to pay the premium.

NON-PAYMENT OF PREMIUMS

If any premium due before the first date shown under "Value Date" in the Table of Values on page 4 is not paid by the end of its grace period your policy will end as of the date of that premium. If any premium due on or after that date is not paid by the end of its grace period the insurance coverage will continue for a limited time as extended term insurance. However, after premiums have been paid at least until the date at which a guaranteed cash value is first shown in the Table of Value on page 4 you may choose either reduced paid-up insurance or cash instead of extended term insurance.

1. Extended Term Insurance - The amount of the extended term insurance will be the total of:

 .  The Face amount of Insurance
          PLUS
 .  Any insurance bought with dividends.

 .  Any dividends left with us to earn interest:
          MINUS

 .  Any policy loan and loan interest.


101-87(91)                             7                                AAAABPY

                              PREMIUMS (CONTINUED)


The policy will no longer be eligible for dividends and the policy loan provisions will no longer apply. Benefits provided by any riders will end. At the end of the term this policy will be void.

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2.  Reduced Paid-Up Insurance  You may choose to continue insurance for the lifetime of the insured but for a reduced amount. This choice may be made at any time within 3 months after the due date of the first unpaid premium.

The policy will continue to be eligible for dividends and the policy loan provisions will continue to apply. Benefits provided by any rider will end.

3. Cash Instead of continuing insurance coverage you may surrender your policy for its cash value.

COMPUTATION OF VALUES

The Table of Values on page 4 shows the guaranteed cash values, the amounts of reduced paid-up insurance and the periods of extended term insurance that we would provide. This table does not take into account any insurance bought with dividends, dividends left with us to earn interest, or policy loan and loan interest. Values not shown in the table are computed by the same method as that used for the values shown. The method of computation will be furnished on request.

A period of extended term insurance is measured from the date of the first unpaid premium. We compute the length of extended term insurance or the amount of reduced paid-up insurance by applying the cash value as a net single premium as of the due date of the first unpaid premium. The insured's age for this purpose is the age on the date of the policy plus the number of years and full months from that date to the due date of the first unpaid premium. Any loans or cash paid to you during the grace period will not be included in the cash value applied.

At any time the guaranteed cash value of any paid-up insurance or any extended term insurance is equal to the net single premium for such insurance at the insured's then attained age. The guaranteed cash value will not decrease during the first 3 months after the due date of the first unpaid premium. Also, the guaranteed cash value will not decrease for the first 31 days after the end of a policy year.

Guaranteed cash values, insurance benefits and net single premiums are computed on the basis immediate payment of death claims and refund of premiums beyond the end of the month in which the insured dies. The guaranteed interest rate and mortality tables used are shown on page 4.

We have filed a detailed statement of the method of computation with the insurance supervisory official of the state in which this policy is delivered. The values under this policy are equal to or greater than those required by the law of that state.

REINSTATEMENT

If you have stopped paying premiums but have not surrendered your policy for its cash value, you may reinstate the policy while the insured is alive if you:

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1. Request reinstatement within 3 years of the due date of the first unpaid premium:

2. Provide evidence of insurability satisfactory to us:

3. Pay all overdue premiums to the date of reinstatement with compound interest at the rate of 6% a year: and

4. Repay any policy loan (plus interest) in effect on the due date of the first unpaid premium, plus any policy loan taken after that. Compound interest to the date of reinstatement will be charged on any unpaid loan at the applicable policy loan interest rate, as would have been charged if all due premiums had been paid.

Any cash value that your policy would have after reinstatement may be taken as a policy loan and used toward the payment required to make reinstatement.

After 3 years from the due date of the first unpaid premium, the policy may be reinstated subject to the conditions we set.

101-87                                  8                               AAAATF

OWNERSHIP AND BENEFICIARY

OWNER

As owner, you may exercise all rights under your policy while the insured is alive. You may name a contingent owner who would become the owner if you should die before the insured.


CHANGE OF OWNERSHIP

You may name a new owner at any time. If a new owner is named, any earlier choice of a contingent owner, beneficiary, contingent beneficiary or optional income plan will be canceled, unless you specify otherwise.

BENEFICIARY

The beneficiary is the person or persons to whom the insurance proceeds are payable when the insured dies. You may name a contingent beneficiary to become the beneficiary if all the beneficiaries die while the insured is alive. If no beneficiary or contingent beneficiary is named, or if none is alive when the insured dies, the owner (or the owner's estate) will be the

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beneficiary. While the insured is alive, the owner may change any beneficiary or contingent beneficiary.

If more than one beneficiary is alive when the insured dies, we will pay them in equal shares, unless you have chosen otherwise.

HOW TO CHANGE THE OWNER OR THE BENEFICIARY

You may change the owner, contingent owner, beneficiary or contingent beneficiary of this policy by written notice or assignment of the policy. No change is binding on us until it is recorded at our Home or a Head Office. Once recorded, the change binds us as of the date you signed it. The change will not apply to any payment made by us before we recorded your request. We may require that you send us this policy to make the change.

COLLATERAL ASSIGNMENT

Your policy may be assigned as collateral. All rights under the policy will be transferred to the extent of the assignee's interest. We are not bound by any assignment unless it is in writing and is recorded at our Home or Head Office. We are not responsible for the validity of any assignment.

GENERAL PROVISIONS

THE CONTRACT

This policy includes any riders and, with the application attached when the policy is issued, makes up the entire contract. All statements in the application will be representations and not warranties. No statement will be used to contest the policy unless it appears in the application.

LIMITATION ON SALES REPRESENTATIVE'S AUTHORITY

No sales representative or other person except our President, Secretary, or a Vice-President may (a) make or change any contract of insurance; or (b) change or waive any of the terms of this policy. Any change must be in writing and signed by our President, Secretary, or a Vice-President.


INCONTESTABILITY

We will not contest the validity of your policy after it has been in force during the insured's lifetime for 2 years from the date of policy, except for nonpayment of premiums.

INTEREST RATE

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Where this policy provides that interest on payment we make will be at a rate we set, that rate will never be less than 3% a year.

AGE AND SEX

If the insured's age or sex on the date of policy is not correct as shown on page 3, we will adjust the benefits under this policy. The adjusted benefits will be those which the premium paid would have bought at the correct age and sex.

EXCLUSION

SUICIDE

The insurance proceeds will not be paid if the insured commits suicide, while sane or insane, within 2 years from the date of policy. Instead, we will pay the beneficiary an amount equal to all premiums paid, without interest, less any loan and loan interest.

102-87                                  9                              AAAATH